EXHIBIT 107

Calculation of Filing Fee Table

424(b)(2)

(Form Type)

Issuer:

Phillips 66 Company

(Exact Name of Registrant as Specified in its Charter)

Guarantor:

Phillips 66

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Debt	4.950% Senior Notes due 2027	Rule 457(r)	$750,000,000	99.768%	$748,260,000	0.0001102	$82,458.25 (1)
	Debt	Guarantee of the 4.950% Senior Notes due 2027 (2)	Rule 457(n)	—	—	—	—	— (3)
	Debt	5.300% Senior Notes due 2033	Rule 457(r)	$500,000,000	99.529%	$497,645,000	0.0001102	$54,840.48 (1)
	Debt	Guarantee of the 5.300% Senior Notes due 2033(2)	Rule 457(n)	—	—	—	—	— (3)

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amount					$1,245,905,000		$137,298.73

	Total Fees Previously Paid							$ 0

	Total Fee Offsets							$ 0

	Net Fee Due							$137,298.73

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.
(2)	No separate consideration will be received for the guarantees. Phillips 66 will guarantee the notes being registered.
(3)	Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no additional registration fee is due for the guarantees.